Exhibit 99.1

TG Therapeutics, Inc. Provides Business Update and Reports Second Quarter 2017 Financial Results

Investor Conference Call to be Held Today, Wednesday, August 9, 2017 at 8:30am ET

New York, NY, (August 9, 2017) – TG Therapeutics, Inc. (NASDAQ:TGTX) today announced its financial results for the second quarter ended June 30, 2017 and recent company developments.

Michael S. Weiss, the Company's Executive Chairman and Chief Executive Officer, stated, "The second quarter was a busy and exciting time for the Company, with the full presentation of the GENUINE data at ASCO coupled with additional important data presentations for TGR-1202 in various combinations. In addition, we were pleased to announce a successful outcome to the interim analysis in the UNITY-CLL program, allowing us to drop the two single agent arms and confirming that there were no safety issues requiring a modification of the trial. The UNITY-CLL study continues to enroll very robustly and we look forward to completing enrollment into the study by the end of the year.” Mr. Weiss continued, "For the remainder of the year we look forward to our discussions with the FDA around the positive GENUINE Phase 3 results and the imminent commencement of the Phase 3 program of TG-1101 in RMS, for which we recently announced an SPA agreement with the FDA.”

Recent Developments and Highlights

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Presented positive data from the Phase 3 GENUINE Trial of TG-1101 in combination with Ibrutinib in patients with high risk Chronic Lymphocytic Leukemia (CLL)
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Presented follow-up data for combination of TGR-1202(umbralisib) plus Ibrutinib in patients with relapsed or refractory CLL and Mantle Cell Lymphoma (MCL)
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Presented follow-up data for the triple combination of TG-1101, TGR-1202, and Bendamustine in patients with DLBCL and FL
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Presented follow-up data from the chemo-free triple combination of TG-1101, TGR-1202, and Ibrutinib
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Announced the successful outcome from the pre-planned interim analysis by an independent DSMB in the UNITY-CLL Phase 3 Trial which allowed for closing of enrollment to the single agent arms in this study
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Presented preliminary data from the ongoing Phase 2 study of TG-1101 in patients with Multiple Sclerosis (MS)
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Announced a Special Protocol Assessment (SPA) agreement with the FDA for a Phase 3 program for TG-1101 in relapsing forms of MS

Key Remaining 2017 Milestones

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Complete the first interim analysis in the UNITY-NHL trial for the DLBCL cohort
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Initiate a global Phase 3 program in MS, to be conducted under SPA agreement with the FDA
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Present updated clinical data from the Phase 2 MS trial
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Meet with the FDA to review the GENUINE Phase 3 data and discuss suitability for filing for accelerated approval
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Complete enrollment into UNITY-CLL
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Present new and updated data from ongoing trials at various scientific meetings throughout the year, including the American Society of Hematology (ASH) annual meeting in December

Financial Results for the Second Quarter 2017

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Cash Position: Cash, cash equivalents, investment securities, and interest receivable were $86.5 million as of June 30, 2017. Pro-forma cash, cash equivalents, investment securities, and interest receivable as of June 30, 2017 are approximately $97.4 million, after giving effect to $10.9 million of net proceeds from the utilization of the Company’s at-the-market (“ATM”) sales facility during the third quarter of 2017.

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R&D Expenses: Research and development (R&D) expenses were $26.7 million and $49.4 million for the three and six months ended June 30, 2017, respectively, compared to $13.5 million and $25.2 million for the three and six months ended June 30, 2016. Included in research and development expense for the three and six months ended June 30, 2017 was $8.1 million and $13.3 million, respectively, of manufacturing and CMC expenses for Phase 3 clinical trials and potential commercialization, and $2.4 million and $3.4 million, respectively, in expenses related to commencement of the Phase 3 program for TG-1101 in MS. The increase in R&D expenses for both the three and six months ended June 30, 2017, is primarily due to the ongoing clinical development programs, including the start-up costs in preparation for the TG-1101 MS Phase 3 program, as well as manufacturing costs for both TG-1101 and TGR-1202.

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G&A Expenses: General and administrative (G&A) expenses were $1.8 million and $6.8 million for the three and six months ended June 30, 2017, respectively, as compared to $2.5 million and $4.9 million for the three and six months ended June 30, 2016. The increase in G&A expenses for the six months ended June 30, 2017 relates primarily to non-cash compensation expenses related to equity incentive grants recognized during 2017. We expect G&A expenses to remain relatively constant through the remainder of 2017.

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Net Loss: Net loss was $28.4 million and $56.1 million for the three and six months ended June 30, 2017, respectively, compared to a net loss of $15.9 million and $29.7 million for the three and six months ended June 30, 2016, respectively.

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Financial Guidance: The Company believes its cash, cash equivalents, investment securities, and interest receivable inclusive of the proceeds raised subsequent to the quarter-end will be sufficient to fund the Company’s planned operations through 2018.

Conference Call Information

The Company will host an investor conference call today, August 9, 2017, at 8:30am ET, to discuss the Company’s second quarter 2017 financial results and provide a business outlook for the remainder of 2017.

In order to participate in the conference call, please call 1-877-407-8029 (U.S.), 1-201-689-8029 (outside the U.S.), Conference Title: TG Therapeutics Second Quarter 2017 Earnings Call. A live webcast of this presentation will be available on the Events page, located within the Investors & Media section, of the Company's website at www.tgtherapeutics.com. An audio recording of the conference call will also be available for replay at www.tgtherapeutics.com, for a period of 30 days after the call.

ABOUT TG THERAPEUTICS, INC.

TG Therapeutics is a biopharmaceutical company focused on the acquisition, development and commercialization of novel treatments for B-cell malignancies and autoimmune diseases. Currently, the company is developing two therapies targeting hematological malignancies and autoimmune diseases. TG-1101 (ublituximab) is a novel, glycoengineered monoclonal antibody that targets a specific and unique epitope on the CD20 antigen found on mature B-lymphocytes. TG Therapeutics is also developing TGR-1202 (umbralisib), an orally available PI3K delta inhibitor. The delta isoform of PI3K is strongly expressed in cells of hematopoietic origin and is believed to be important in the proliferation and survival of B‐lymphocytes. Both TG-1101 and TGR-1202 are in clinical development for patients with hematologic malignancies, with TG-1101 also in clinical development for autoimmune disorders. The Company also has pre-clinical programs to develop IRAK4 inhibitors, BET inhibitors, and anti-PD-L1 and anti-GITR antibodies. TG Therapeutics is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. In addition to the risk factors identified from time to time in our reports filed with the Securities and Exchange Commission, factors that could cause our actual results to differ materially are the following: our ability to successfully and cost effectively complete clinical trials; our ability to manage cash in line with our expectations; the risk that early clinical trial results from interim analysis or from the review of a DSMB or similar safety monitoring committee will not ultimately be reflective of the results of the entire study when completed;the risk that results from earlier clinical trials , including those that may have supported the acceptance of our data for presentation or publication or may have influenced our decision to proceed with additional clinical trials, will not be reproduced in future studies; the risk that the combination of TG-1101 and TGR-1202, referred to as TG-1303 or “U2” and being studied in the UNITY clinical trials and other studies, will not prove to be a safe and efficacious for any indication or prove to be an safe and effective for use as part of triple and quad treatment regimens; the risk that any interim analyses from ongoing clinical trials will not produce the desired or predicted result; the risk the results of the GENUINE trial will not be adequate to support the filing of a BLA of TG-1101 in combination with ibrutinib; the risk that the early Phase 2 data of TG-1101 in MS will not be reproduced in the Phase 3 MS trial. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

TGTX - G

CONTACT:

Jenna Bosco
Vice President, Investor Relations
TG Therapeutics, Inc.
Telephone: 212.554.4351
Email: ir@tgtxinc.com

TG Therapeutics, Inc.
              Selected Consolidated Financial Data

Statements of Operations Information (Unaudited):
	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

License revenue	$38,095	$38,095	$76,190	$76,190

Costs and expenses:
Research and development:
Noncash compensation	1,266,322	567,157	3,572,421	954,082
Other research and development	25,439,477	12,966,574	45,815,271	24,196,989
Total research and development	26,705,799	13,533,731	49,387,692	25,151,071

General and administrative:
Noncash compensation	223,406	1,081,240	3,912,762	2,393,280
Other general and administrative	1,534,261	1,446,567	2,867,529	2,547,438
Total general and administrative	1,757,667	2,527,807	6,780,291	4,940,718

Total costs and expenses	28,463,466	16,061,538	56,167,983	30,091,789

Operating loss	(28,425,371)	(16,023,443)	(56,091,793)	(30,015,599)

Other (income) expense:
Interest income	(50,197)	(92,629)	(94,893)	(177,491)
Other (income) expense	(22,090)	(31,752)	83,693	(90,384)
Total other (income) expense	(72,287)	(124,381)	(11,200)	(267,875)

Net loss	$(28,353,084)	$(15,899,062)	$(56,080,593)	$(29,747,724)

Basic and diluted net loss per common share	$(0.45)	$(0.33)	$(0.96)	$(0.61)

Weighted average shares used in computing basic and diluted net loss per common share	63,288,269	48,769,948	58,251,045	48,838,731

Condensed Balance Sheet Information:

	June 30 2017 (unaudited)	December 31, 2016*
Cash, cash equivalents, investment securities and interest receivable	$86.454.583	$44,968,992
Total assets	101,197,751	54,781,547
Accumulated deficit	(292,467,413)	(236,386,820)
Total equity	77,975,018	35,867,802

 * Condensed from audited financial statements.